UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2007 (May 9, 2007)
IASIS HEALTHCARE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-117362	20-1150104

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

117 Seaboard Lane, Building E Franklin, Tennessee	37067

(Address of principal executive offices)	(Zip Code)
(615) 844-2747
(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 9, 2007, Odessa Regional Hospital, LP, a Delaware limited partnership (“ORH”), a subsidiary of IASIS Healthcare LLC, entered into a Contribution Agreement (the “Contribution Agreement”) with Alliance Hospital, Ltd., a Texas limited partnership (“Alliance”), and Sri-Sai Enterprises, Inc., a Texas corporation, pursuant to which Alliance has agreed to sell and/or contribute substantially all of its assets to ORH. The consideration payable will be approximately $65.5 million, subject to working capital and other adjustments, payable in cash and units of limited partnership interest of ORH, plus the assumption of certain liabilities of Alliance.
     The Contribution Agreement contains various representations and warranties and covenants by the parties to such agreement and related indemnification obligations. The transaction is subject to various closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     The foregoing description of the Contribution Agreement is qualified in its entirety by reference to the Contribution Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by this reference. The press release announcing the execution of the Contribution Agreement is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

10.1	Contribution Agreement, dated as of May 9, 2007, by and among Odessa Regional Hospital, LP, Alliance Hospital, Ltd. and Sri-Sai Enterprises, Inc.

99.1	Press release dated May 9, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IASIS HEALTHCARE LLC
Date: May 10, 2007	By:	/s/ W. Carl Whitmer
W. Carl Whitmer
Chief Financial Officer and Vice President Finance

INDEX OF EXHIBITS

10.1	Contribution Agreement dated as of May 9, 2007, by and among Odessa Regional Hospital, LP, Alliance Hospital, Ltd. and Sri-Sai Enterprises, Inc.

99.1	Press Release of Odessa Regional Hospital, Ltd. dated May 9, 2007.

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